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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tenet Healthcare Corporation:

        We consent to the use of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for the years ended December 31, 2004 and 2003, the seven-month transition period ended December 31, 2002, and the year ended May 31, 2002, the related consolidated financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Company's December 31, 2004 Annual Report on Form 10-K and are incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report with respect to the consolidated financial statements refers to a change in the Company's accounting for goodwill and other intangible assets effective June 1, 2002.

/s/  KPMG LLP

Dallas, Texas
April 6, 2005

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  Exhibit 23.1